Exhibit 99.1

Arconic Reports First Quarter 2018 Results

First Quarter 2018 Highlights

  Revenue of $3.4 billion, up 8% year over year; organic revenue1 up 4% year over year
  Net income of $143 million, or $0.29 per share, versus net income of $322 million, or $0.65 per share, in the first quarter of 2017
  Net income excluding special items of $169 million, or $0.34 per share, versus $169 million, or $0.33 per share, in the first quarter of 2017
  Operating income of $333 million, up 18% year over year
  Operating income excluding special items of $345 million, down 12% year over year

Guidance

  Updated Full Year 2018 Guidance*: Revenue $13.7-$14.0 billion, Earnings Per Share Excluding Special Items $1.17-$1.27, Free Cash Flow ~$250 million

Key Announcements

  Completed $500 million early redemption of debt due in February 2019
  Targets completion of strategy and portfolio work in the third quarter 2018

___________________________________

* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Updated Full Year 2018 Guidance.”

NEW YORK--(BUSINESS WIRE)--April 30, 2018--Arconic Inc. (NYSE: ARNC) today reported first quarter 2018 results, for which the Company reported revenues of $3.4 billion, up 8% year over year. Organic revenue1 was up 4% year over year, driven by higher volumes in the aerospace engines, automotive, commercial transportation, building and construction, industrial and defense markets, somewhat offset by declines in aerospace airframe production mix and the industrial gas turbine market.

Net income in the first quarter was $143 million, or $0.29 per share. These results include $26 million in special items, principally due to costs associated with the early redemption of debt and restructuring-related charges. First quarter 2017 net income was $322 million, or $0.65 per share. Net income excluding special items was $169 million, or $0.34 per share, versus $169 million, or $0.33 per share, in the first quarter of 2017.

First quarter 2018 Operating income was $333 million, up 18% year over year. Operating income excluding special items was $345 million, down 12% year over year, as the unfavorable impacts of higher aluminum prices, performance shortfalls in our Rings, Disks and Global Rolled Products operations, unfavorable aerospace wide-body production mix, and the inventory impact of the new pension accounting standard more than offset volume gains and net cost savings.

Arconic Chief Executive Officer Chip Blankenship said, “In the first quarter, Arconic delivered solid organic revenue growth and free cash flow in line with expectations. Operating income was negatively impacted by higher aluminum prices and performance shortfalls in our Rings, Disks and Global Rolled Products operations. During the quarter, I visited several sites and was impressed by our dedicated talent and world-class facilities. However, it is clear that we have areas in need of operational improvement. To ensure all businesses execute consistently, we are deploying targeted capital and expertise to close gaps. In addition, we are updating our full year 2018 guidance due to rising aluminum prices and my deeper understanding of our operations.”

Blankenship continued, “2018 is a transition year during which we are making investments in our future to position the company for long-term success and shareholder value creation.”

Arconic ended the first quarter 2018 with cash on hand of $1.2 billion. Cash used for operations was $436 million, driven by the normal first quarter build in working capital and semi-annual interest payments, as well as higher pension contributions; cash used for financing activities totaled $542 million, reflecting the payment of $517 million for the early redemption of debt; and cash provided from investing activities was $29 million. Free Cash Flow for the quarter was negative $417 million, which included $124 million of incremental pension contributions compared to last year.

The Company reduced its pension liability by $315 million in the first quarter 2018 driven by cash contributions and as a result of its decision to freeze U.S. defined benefit pension plans for all U.S.-based salaried and non-bargained hourly employees.

First Quarter 2018 Segment Performance

As of the first quarter of 2018, Arconic’s segment reporting measure has changed from Adjusted EBITDA to Segment operating profit.

Engineered Products and Solutions (EP&S)

EP&S reported revenue of $1.5 billion, an increase of 4% year over year. Organic revenue1 was up 2% as volume growth in aerospace engines, defense and industrial more than offset the continued downturn in the industrial gas turbine market and headwinds in aerospace airframe production mix, related to fastening systems. Segment operating profit was $221 million, down $26 million year over year, as performance shortfalls in Rings and Disks, unfavorable product mix, and higher input costs more than offset the strength in aerospace engines. Segment operating margin was 14.3%, down 230 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.4 billion, an increase of 9% year over year. Organic revenue1 was up 4%. Segment operating profit was $112 million, down $24 million year over year, driven by higher aluminum prices and unfavorable aerospace wide-body production mix, partially offset by higher automotive volume. Segment operating margin was 8.2%, down 270 basis points year over year, including a 170 basis point negative impact of higher aluminum prices.

Transportation and Construction Solutions (TCS)

TCS delivered revenue of $537 million, an increase of 18% year over year. Organic revenue1 was up 13%. Segment operating profit was $67 million, down $1 million year over year, as higher volume in commercial transportation and building and construction, favorable foreign currency movements, and net cost savings were more than offset by headwinds that included higher aluminum prices and unfavorable product price and mix. Segment operating margin was 12.5%, down 240 basis points year over year, including a 350 basis point negative impact of higher aluminum prices.

Early Debt Redemption

As disclosed on March 7, 2018, Arconic completed the previously announced early redemption of all of its 5.72% Notes due in February 2019 in the aggregate principal amount of $500 million.

Strategy and Portfolio Review

In January 2018, Arconic initiated a review of its strategy and portfolio. The Company is targeting to complete the work in the third quarter 2018.

Updated Full Year 2018 Guidance*

Arconic is updating its full year 2018 guidance:

	4Q 2017	Updated 1Q 2018
Revenue	$13.4-$13.7 billion	$13.7-$14.0 billion
Earnings Per Share Excluding Special Items	$1.45-$1.55	$1.17-$1.27
Free Cash Flow	~$500 million	~$250 million

* Arconic has not provided a reconciliation of the forward-looking financial measures of earnings per share excluding special items and free cash flow to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on April 30, 2018 to present first quarter 2018 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors;” presentation materials will be available at approximately 8:00 AM Eastern Time on April 30.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (d) competition from new product offerings, disruptive technologies or other developments; (e) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with US and foreign trade and tax laws, sanctions, embargoes and other regulations; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (h) the impact of cyber attacks and potential information technology or data security breaches; (i) changes in discount rates or investment returns on pension assets; (j) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (l) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.arconic.com under the “Investors” section.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its planned phase-down), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Sales	$3,445	$3,271	$3,192

Cost of goods sold (exclusive of expenses below)	2,768	2,623	2,458
Selling, general administrative, and other expenses	172	146	217
Research and development expenses	23	28	28
Provision for depreciation and amortization	142	141	133
Impairment of goodwill	—	719	—
Restructuring and other charges	7	47	73
Operating income (loss)(1)	333	(433)	283

Interest expense(2)	114	98	115
Other expense (income), net(1),(3)	20	(76)	(316)

Income (loss) before income taxes	199	(455)	484
Provision for income taxes	56	272	162

Net income (loss)	$143	$(727)	$322

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(4)(5):
Earnings (loss) per share	$0.30	$(1.51)	$0.69
Average number of shares(5)	482,438,854	481,339,090	439,933,090

Diluted(4)(5):
Earnings (loss) per share	$0.29	$(1.51)	$0.65
Average number of shares(5)	502,924,068	481,339,090	499,453,809

Common stock outstanding at the end of the period	482,819,135	481,416,537	440,770,899
(1)

In the first quarter of 2018, Arconic adopted changes issued by the Financial Accounting Standards Board (FASB) to the presentation of net periodic pension cost and net periodic postretirement benefit cost. Based on the new guidance, Arconic has presented only the service cost component of net periodic benefit cost within Operating income (loss), while the non-service related components of net periodic benefit cost have been presented in the Other expense (income), net line item. Prior periods in 2017 have been recast to conform to this presentation. As a result, $38 of non-service related net periodic benefit cost was reclassified in each of the quarters ended December 31, 2017 and March 31, 2017 from various line items within Operating income (loss) to the Other expense (income), net line item. There was no impact to Net income (loss).

(2)	Interest expense for the quarter ended March 31, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019.

(3)

Other expense (income), net for the quarter ended December 31, 2017 included a favorable adjustment of $81 to the contingent earn-out liability related to the 2014 acquisition of Firth Rixson (Firth Rixson earn-out) and a favorable adjustment of $25 to a separation-related guarantee liability. Other expense (income), net for the quarter ended March 31, 2017 included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock.

(4)

In order to calculate both basic and diluted earnings (loss) per share, preferred stock dividends declared of $1 and $17 for the quarters ended March 31, 2018 and March 31, 2017, respectively, need to be subtracted from Net income (loss).

(5)

For the quarter ended March 31, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents (20 million) associated with employee stock options and awards and convertible debt (acquired through the acquisition of RTI International Metals, Inc (“RTI”)). For the quarter ended December 31, 2017, the diluted average number of shares does not include any share equivalents related to employee stock options and awards or convertible debt (acquired through the acquisition of RTI) as their effect was anti-dilutive due to the net loss for the quarter. For the quarter ended March 31, 2017, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents (60 million) associated with employee stock options and awards, convertible debt (acquired through the acquisition of RTI), and mandatory convertible preferred stock.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,205	$2,150
Receivables from customers, less allowances of $8 in 2018 and $8 in 2017	1,179	1,035
Other receivables	484	339
Inventories	2,648	2,480
Prepaid expenses and other current assets	379	374
Total current assets	5,895	6,378

Properties, plants, and equipment, net	5,628	5,594
Goodwill	4,573	4,535
Deferred income taxes	675	743
Intangibles, net	990	987
Other noncurrent assets	458	481
Total assets	$18,219	$18,718

Liabilities
Current liabilities:
Accounts payable, trade	$1,874	$1,839
Accrued compensation and retirement costs	333	399
Taxes, including income taxes	83	75
Accrued interest payable	97	124
Other current liabilities	370	349
Short-term debt	45	38
Total current liabilities	2,802	2,824
Long-term debt, less amount due within one year	6,309	6,806
Accrued pension benefits	2,249	2,564
Accrued other postretirement benefits	833	841
Other noncurrent liabilities and deferred credits	744	759
Total liabilities	12,937	13,794

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock	483	481
Additional capital	8,280	8,266
Accumulated deficit	(1,164)	(1,248)
Accumulated other comprehensive loss	(2,386)	(2,644)
Total Arconic shareholders’ equity	5,268	4,910
Noncontrolling interests	14	14
Total equity	5,282	4,924
Total liabilities and equity	$18,219	$18,718

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Three months ended March 31,
	2018	2017
Operating activities
Net income	$143	$322
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	142	133
Deferred income taxes	18	20
Restructuring and other charges	7	73
Net loss (gain) from investing activities—asset sales	3	(349)
Net periodic pension benefit cost	41	54
Stock-based compensation	15	28
Other	49	18
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables(1)	(403)	(394)
(Increase) in inventories	(141)	(85)
(Increase) decrease in prepaid expenses and other current assets	(12)	20
Increase (decrease) in accounts payable, trade	14	(122)
(Decrease) in accrued expenses	(118)	(112)
Increase in taxes, including income taxes	8	111
Pension contributions	(177)	(53)
Decrease (increase) in noncurrent assets	1	(34)
(Decrease) in noncurrent liabilities	(26)	(25)
Cash used for operations	(436)	(395)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	5	8
Additions to debt (original maturities greater than three months)	150	360
Premiums paid on early redemption of debt	(17)	—
Payments on debt (original maturities greater than three months)	(651)	(360)
Proceeds from exercise of employee stock options	12	22
Dividends paid to shareholders	(30)	(45)
Distributions to noncontrolling interests	—	(14)
Other	(11)	(14)
Cash used for financing activities	(542)	(43)

Investing Activities
Capital expenditures	(117)	(103)
Proceeds from the sale of assets and businesses	—	(10)
Sales of investments(2)	9	888
Cash receipts from sold receivables(1)	136	95
Other(3)	1	240
Cash provided from investing activities	29	1,110

Effect of exchange rate changes on cash, cash equivalents and restricted cash (4)	4	4
Net change in cash, cash equivalents and restricted cash(4)	(945)	676
Cash, cash equivalents and restricted cash at beginning of year(4)	2,153	1,878
Cash, cash equivalents and restricted cash at end of period(4)	$1,208	$2,554
(1)

In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of certain cash receipts and cash payments within the statement of cash flows. Based on the new guidance, Arconic classified cash received related to net sales of beneficial interest in previously transferred trade accounts receivables within investing activities. This new accounting standard does not reflect a change in our underlying business or activities. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $95 from operating activities to investing activities for the three months ended March 31, 2017.

(2)	In the first quarter of 2017, Arconic sold 23,353,000 of its shares of Alcoa Corporation common stock at $38.03 per share which resulted in $888 in cash proceeds.

(3)	In the first quarter of 2017, Other investing activities included proceeds received from Alcoa Corporation’s sale of the Yadkin Hydroelectric Project.

(4)

In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of cash and cash equivalents within the statement of cash flows. Based on the new guidance, Arconic classified restricted cash and the change in restricted cash within the cash and cash equivalents and net change in cash and cash equivalents line items. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $14 from investing activities for the three months ended March 31, 2017.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)

	1Q17	2Q17	3Q17	4Q17	2017	1Q18
Engineered Products and Solutions:
Third-party sales	$1,487	$1,485	$1,477	$1,494	$5,943	$1,541
Segment operating profit	$247	$250	$239	$228	$964	$221
Segment operating profit margin	16.6%	16.8%	16.2%	15.3%	16.2%	14.3%
Provision for depreciation and amortization	$64	$66	$68	$70	$268	$71
Impairment of goodwill	$—	$—	$—	$719	$719	$—
Restructuring and other charges	$6	$8	$10	$6	$30	$1

Global Rolled Products:
Third-party sales	$1,248	$1,271	$1,234	$1,247	$5,000	$1,366
Intersegment sales	$34	$37	$36	$41	$148	$42
Segment operating profit	$136	$133	$64	$91	$424	$112
Segment operating profit margin	10.9%	10.5%	5.2%	7.3%	8.5%	8.2%
Provision for depreciation and amortization	$50	$51	$52	$52	$205	$51
Restructuring and other charges	$57	$17	$2	$(4)	$72	$(1)

Transportation and Construction Solutions:
Third-party sales	$456	$504	$523	$528	$2,011	$537
Segment operating profit	$68	$71	$74	$77	$290	$67
Segment operating profit margin	14.9%	14.1%	14.1%	14.6%	14.4%	12.5%
Provision for depreciation and amortization	$12	$12	$13	$13	$50	$13
Restructuring and other charges	$3	$6	$2	$41	$52	$—

Reconciliation of total segment operating profit to Consolidated income (loss) before income taxes:
Total segment operating profit	$451	$454	$377	$396	$1,678	$400
Unallocated amounts:
Restructuring and other charges	(73)	(26)	(19)	(47)	(165)	(7)
Impairment of goodwill	—	—	—	(719)	(719)	—
Corporate expense	(95)	(108)	(48)	(63)	(314)	(60)
Consolidated operating income (loss)	283	320	310	(433)	480	333
Interest expense(1)	(115)	(183)	(100)	(98)	(496)	(114)
Other income (expense), net(2)	316	132	(38)	76	486	(20)
Consolidated income (loss) before income taxes	$484	$269	$172	$(455)	$470	$199
In the first quarter of 2018, the Company changed its primary measure of segment performance from Adjusted EBITDA to Segment operating profit. Arconic’s definition of Segment operating profit is Operating income (loss) excluding Special items. Special items include Restructuring and other charges and Impairment of goodwill. Segment operating profit may not be comparable to similarly titled measures of other companies. Prior period amounts have been recast to conform to current period presentation.

Segment operating profit also includes certain items which under the previous segment performance measure were recorded in Corporate, such as the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities.

The difference between certain segment totals and consolidated amounts is Corporate.

(1)

For the quarter ended June 30, 2017, Interest expense included $76 related to the early redemption of the Company’s outstanding 6.500% Senior Notes due 2018 and 6.750% Senior Notes due 2018 (collectively, the “2018 Senior Notes”) and a portion of the Company’s outstanding 5.720% Senior Notes due 2019. Interest expense for quarter ended March 31, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019.

(2)

For the quarter ended March 31, 2017, Other income (expense), net included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock. For the quarter ended June 30, 2017, Other income (expense), net included a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes. For the quarter ended December 31, 2017, Other income (expense), net included favorable adjustments of $81 to the Firth Rixson earn-out and $25 to a separation-related guarantee liability.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income (loss)	$143	$(727)	$322
Diluted earnings (loss) per share (EPS)	$0.29	$(1.51)	$0.65

Special items:
Restructuring and other charges	7	47	73
Discrete tax items(1)	2	220	1
Other special items(2)	25	612	(325)
Tax impact(3)	(8)	—	98

Net income excluding Special items	$169	$152	$169

Diluted EPS excluding Special items	$0.34	$0.31	$0.33

Average number of shares - diluted EPS excluding Special items(4)	502,924,068	502,109,950	460,207,783

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income (loss) determined under GAAP as well as Net income excluding Special items.

(1) Discrete tax items for each period included the following:

  for the quarter ended March 31, 2018, a charge for a number of small items ($2).
  for the quarter ended December 31, 2017, a charge resulting from the enactment of the U.S. Tax Cuts and Jobs Acts of 2017 that principally relates to the revaluation of U.S. deferred tax assets and liabilities from 35% to 21% ($272), a charge for a reserve against a foreign attribute resulting from the Company’s Delaware reincorporation ($23), partially offset by a benefit for the reversal of state valuation allowances ($69) and a benefit for a number of small items ($6);
  for the quarter ended March 31, 2017, a charge for a number of small items ($1).

(2) Other special items included the following:

  for the quarter ended March 31, 2018, costs related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($5), and a charge for a number of small tax items ($1);
  for the quarter ended December 31, 2017, an impairment of goodwill related to the forgings and extrusions business ($719), a favorable adjustment to the Firth Rixson earn-out ($81), a favorable adjustment to a separation-related guarantee liability ($25), legal and other advisory costs related to Grenfell Tower ($7), costs associated with the Company’s Delaware reincorporation ($3), and a benefit for a number of small tax items ($11); and
  for the quarter ended March 31, 2017, a gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock ($351), costs associated with the separation of Alcoa Inc. ($18), proxy, advisory and governance-related costs ($16), and a benefit for a number of small tax items ($8).
(3)

The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.

(4)

The average number of shares applicable to diluted EPS excluding Special items, includes certain share equivalents as their effect was dilutive. For the quarters ended March 31, 2018, and December 31, 2017, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income excluding Special items.

For the quarter ended March 31, 2017, share equivalents associated with mandatory convertible preferred stock were anti-dilutive based on Net income excluding Special items.

Operational Tax Rate	Quarter ended March 31, 2018
	As reported	Special items(1)	As adjusted
Income before income taxes	$199	$31	$230
Provision for income taxes	56	5	61
Operational tax rate	28.1%		26.5%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1) See Net income excluding Special items reconciliation above for a description of Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended		Quarter ended
	March 31, 2018	March 31, 2017	December 31, 2017	December 31, 2016
Arconic
Sales – Arconic	$3,445	$3,192	$3,271	$2,967
Less:
Sales – Tennessee packaging	43	54	40	37
Sales – Fusina rolling mill	—	45	—	37
Aluminum price impact	109	n/a	124	n/a
Foreign currency impact	66	n/a	40	n/a
Arconic Organic revenue	$3,227	$3,093	$3,067	$2,893

Engineered Products and Solutions (EP&S)
Sales	$1,541	$1,487	$1,494	$1,408
Less:
Aluminum price impact	1	n/a	—	n/a
Foreign currency impact	25	n/a	15	n/a
EP&S Organic revenue	$1,515	$1,487	$1,479	$1,408

Global Rolled Products (GRP)
Sales	$1,366	$1,248	$1,247	$1,080
Less:
Sales – Tennessee packaging	43	54	40	37
Sales – Fusina rolling mill	—	45	—	37
Aluminum price impact	109	n/a	113	n/a
Foreign currency impact	16	n/a	10	n/a
GRP Organic revenue	$1,198	$1,149	$1,084	$1,006

Transportation and Construction Solutions (TCS)
Sales	$537	$456	$528	$456
Less:
Aluminum price impact	(1)	n/a	11	n/a
Foreign currency impact	25	n/a	15	n/a
TCS Organic revenue	$513	$456	$502	$456

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the ramp-down and Toll Processing and Services Agreement with Alcoa Corporation at the North America packaging business at its Tennessee operations, the sale of the Fusina, Italy rolling mill, and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Free Cash Flow	Quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
Cash (used for) provided from operations	$(436)	$325	$(395)
Capital expenditures	(117)	(236)	(103)
Cash receipts from sold receivables	136	287	95
Free cash flow	$(417)	$376	$(403)

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. In conjunction with the implementation of the new accounting guidance on changes to the classification of certain cash receipts and cash payments within the statement of cash flows, specifically as it relates to the requirement to reclassify cash receipts from net sales of beneficial interest in sold receivables from operating activities to investing activities, the Company has changed the calculation of its measure of Free cash flow to include cash receipts from net sales of beneficial interest in sold receivables. This change to our measure of Free cash flow is being implemented to ensure consistent presentation of this measure across all historical periods. The adoption of this accounting guidance does not reflect a change in our underlying business or activities. It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Short-term debt	$45	$38	$55	$48	$47
Long-term debt, less amount due within one year	6,309	6,806	6,802	6,796	8,046
Total debt	$6,354	$6,844	$6,857	$6,844	$8,093
Less: Cash and cash equivalents	1,205	2,150	1,815	1,785	2,553
Net debt	$5,149	$4,694	$5,042	$5,059	$5,540

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
Operating income (loss)	$333	$(433)	$283

Special items:
Restructuring and other charges	7	47	73
Impairment of goodwill	—	719	—
Separation costs	—	—	18
Proxy, advisory and governance-related costs	—	—	16
Delaware reincorporation costs	—	3	—
Legal and other advisory costs related to Grenfell Tower	5	7	—

Operating income excluding Special items	$345	$343	$390

Operating income excluding Special items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income (loss) determined under GAAP as well as Operating income excluding Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Quarter ended
March 31, 2018
Net income	$143
Special items(1)	26
Net income excluding Special items	$169
Annualized net income excluding Special items	$676

Net Assets:	March 31, 2018
Add: Receivables from customers, less allowances	$1,179
Add: Deferred purchase program(2)	320
Add: Inventories	2,648
Less: Accounts payable, trade	1,874
Working capital	2,273
Properties, plants, and equipment, net (PP&E)	5,628
Net assets - total	$7,901

RONA	8.6%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.

(2)

The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

CONTACT:
Arconic Inc.
Investor Contact
Patricia Figueroa, 212-836-2758
Patricia.Figueroa@arconic.com
or
Media Contact
Christa Zipf, 212-836-2605
Christa.Zipf@arconic.com